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                     September 28, 2022

       Lawrence Molloy
       Chief Financial Officer
       Sprouts Farmers Market, Inc.
       5455 East High Street Suite 111
       Phoenix AZ 85054

                                                        Re: Sprouts Farmers
Market, Inc.
                                                            Form 10-K for
Fiscal Year Ended January 2, 2022
                                                            Filed February 24,
2022
                                                            File No. 001-36029

       Dear Mr. Molloy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services